Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2002 relating to the financial statements, which appear in the 2002 Annual Report to Shareholders of Saks Incorporated, which is incorporated by reference in Saks Incorporated's Annual Report on Form 10-K for the year ended February 2, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated March 7, 2002 relating to the financial statements, which appear as Exhibit 99.2 in the Saks Incorporated Form 10-K of the Saks Incorporated Employee Stock Purchase Plan for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCooper LLP
Birmingham, Alabama
June 26, 2002